Exhibit: 4.16

Loan Guaranty Agreement

This contract is entered into by and between the creditor and the guarantor on an equal and voluntary basis according to law. In order to safeguard the legitimate rights and interests of the guarantor, the creditor hereby requests the guarantor to pay full attention to all the provisions concerning the rights and obligations of both parties, especially the contents in bold type.

Creditor: Industrial and Commercial Bank of China, Tahe Branch (hereafter referred to Party A)

Legal representative: Linqing Wang

Address: No. 49, Jianshe Avenue, Tahe Town

Telephone: [*]

Guarantor: CN Energy Industrial Development (hereafter referred to Party B)

Legal representative: Guolong Wang

Address: No. 327, Green Valley Avenue, Shuige Industrial Park, Liandu District, Lishui City, Zhejiang Province

Zip code: 323000

Telephone: [*]

Contact person: Jinwu Huang

Phone number: [*]

Party B acts as the guarantor. After negotiation on an equal basis, both parties make the following contract to abide by according to relevant laws and statutes.

Article 1 Guaranteed Principle Claim

The creditor's right guaranteed by Party B is the creditor's right against the debtor based on the main contract (Name: Small Business Loan Agreement, Number: [*]) signed with Party A on June 18, 2021.

Article 2 Guarantee Method

Party B assumes the responsibility of guarantee by joint and several liability guarantee.

Article 3 Guarantee Scope

Party B guarantee scope includes: principle, interest, penalty interest, liquidated damages, etc.

Article 4 Guarantee Period

The guarantee period of this contract: Two years from the loan maturity date. During the guarantee period, the creditor has right to request debtor to undertake guarantee liability based on the whole or part of principle claim.

Article 5 Party B Promise and Statements

The statements and promises will be as follows:

5.1The guarantor is legally qualified to be a guarantor, providing Party A with guaranty in accordance with the articles of the company by obtaining all the mandatory authorizations or entrustment, without violating any law, regulations or other relevant stipulations.

5.2If the company is a public company or its subsidiary, the guarantor shall disclose the relevant information in accordance with the capital market law and exchange listing regulations.

5.3.The guarantor has the full capacity to take the responsibility of the guaranty, and will not be affected by any instructions, changes in financial circumstances, or any contract signed with a third party that reduces or exempts the guarantor’s responsibilities.

5.4The guarantor fully understands the loan use under the agreement, provides guaranty to the creditor voluntarily, and finds the content of the agreement true. With regard to domestic and international trade financing, the guarantor confirms that the basis of the financing is true and no fraud exists.

5.5All the documents provided by guarantor must be real, accurate, complete and effective;

5.6If the principal creditor’s right guaranteed by this agreement is to provide Party A with international trade financing, the guarantor accepts and approves the relevant international conventions of the business.

5.7Guarantor conceals no major liabilities before the cut-off date of the contract from creditor.

Article 6 Party B Commitment

Party B makes the following commitment to Party A:

6.1If any one of the following situations occurs, under Party A’s requests, the Party B shall unconditionally perform the guaranty duty under this agreement:

A.	Debtor fails to make full repayment on or before the principal creditor’s right matures;
B.	Party B or the debtor files for bankruptcy, or closes, dissolves, liquidates, suspends its business, or gets its business license revoked or canceled.

6.2If Party A’s creditor rights are guaranteed by property, regardless of whether the guaranty is provided by the debtor or third party, Party A has the right to request Party B take the guaranty responsibility first in the order, and Party B shall not dispute this request. If Party A waive, change, or lose other guaranty rights, Party B’s guaranty responsibility shall still be effective and shall not be thereby ineffective or reduced.

6.3Party B shall provide relevant documents requested by Party A, including financial documents, tax return, or other documents that reflect Party B’s financial status.

6.4If any one of the following situations occurs, Party B shall continue to exercise its duty of guarantor pursuant to this agreement and there is no need to obtain Party B’s consent:

A.	The main loan agreement between Party A and the debtor is changed pursuant to their negotiations, which does not increase or extend the debtor’s obligation;
B.	In the process of domestic or international financing, Party A and the debtor change the credit proof of the main loan agreement, which does not increase or extend the debtor’s obligation;
C.	The amount of debt changes due to fluctuations in the floating exchange rate or LPR adopted by the main loan agreement;
D.	Party A transfers the creditor’s right to a third party.

6.5Party B shall not provide guaranty to a third party that will harm the interest of Party A.

6.6In case of any merger, spin-off, capital reduction, stock transfer, stock pledge, major transfer of capital and debtor, major foreign investment, material increase in debt financing or other activity that could cause negative impact on Party A’s rights, Party B shall obtain Party A’s written consent or make satisfying arrangements under the guaranty agreement, otherwise it shall not engaged in the above activities.

6.7If any of the following situation occurs, Party B shall notify Party A in a timely manner:

A.	Any change in articles of the corporation, operating scope, registered capital, legal representative, or stock rights;

B.	Shutdown, dissolution, liquidation, suspension, being suspended business license, being revoked or filing for bankruptcy;
C.	Involvement with any potential major business disputes, litigation, arbitration or seizure of the property;
D.	If Party B is a natural person, any change in residence, employment, contact or others;

6.8Party B shall make timely receipt of Party A’s written notice.

6.9Party B shall exercise its duty regarding letter of credit in a responsible way.

6.10Under clauses of shipping guarantee, endorsement of lading bill, or authorizing shipping business, Party B shall not dispute or reject the debtor’s nonpayment of letter of credit.

Article 7 Party A Commitment

Without the written consent of Party C, Party B cannot transfer the authorities and liabilities of the contract to a third party. With the written consent of Party C, Party B can transfer the authorities and liabilities of the contract to a third party, which should abide by the clauses of the contract unconditionally.

Article 8 Event of Default

Event of default is as follows:

8.1Does not perform the guarantee liabilities of contract on schedule;

8.2The statements in contract are not real, or do not fulfill the commitments in contract;

8.3Violate other agreements about rights and obligations of the parties;

Article 9 Alteration of the Contract

After the effectiveness of the contract, no party can alter or cancel the contract without other's consent. In case of alteration or cancellation, the party should notice others in written form a month in advance, and sign the alteration agreement legally.

Article 10 Resolutions of Disputes

10.1The items excluding the contract should be handled according to the laws, statutes and financial regulations.

10.2All the disputes should be negotiated first. If the Parties fail to reach resolutions, then the 1st measure would be taken:

i. Sue to the People’s Court of Party B's Location.

ii. Submit to          arbitration committee.

Article 11 Confirmation of Addresses for

Sending Documents of Litigation or Arbitration

11.1Party B confirms that the address recorded on the first page of this agreement is the delivery address for litigation or arbitration document. Litigation or arbitration document includes but is not limited to notice, announcement of court session, judgment, arbitration, resolution, notice of time limit, etc.

11.2Party B agrees that the arbitration institution or the court may use the fax, email recorded on first page of this agreement for the purpose of sending arbitration or litigation documents, excluding judgment, arbitration, and resolution.

11.3The above delivery also applies to the first trial, second trial, appeal and execution of the arbitration and litigation procedures during each phase. Regarding the above delivery address, the arbitration institution or the court may deliver by mail.

11.4Party B shall ensure that the address, contact, fax, email address and other information on this agreement are true and valid. If any relevant information changes, Party B shall notify Party A by written notice, otherwise the original information shall be deemed as effective and Party B shall voluntarily take responsibility for the legal consequence.

Article 12 Other

This Loan Contract has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Party A : /s/ Industrial and Commercial Bank of China Limited - Tahe Branch
Signing date: June 18, 2021

Party B: /s/ CN Energy Industrial Development
Signing date: June 18, 2021